Exhibit 10.14

CONSULTING AGREEMENT

THIS AGREEMENT is made on the November 26th, 2021

BETWEEN:

PASITHEA THEREPEUTICS CORP., a company incorporated under the laws of Delaware with a registered address at

1111 Lincoln Road, Suite 500, Miami Beach, Florida 33139

(the “Company”)

AND:

YASSINE BENDIABDALLAH, an individual with an address at

(the “Consultant”)

BACKGROUND:

A.	The Consultant is a business consultant.

B.	The Company wishes to engage the Consultant to act as the Head of Pasithea Therapeutic UK and provide certain consulting services, as more particularly set out herein.

The parties therefore agree as follows:

1.	DEFINITIONS

The following definitions apply to this Agreement:

(a)	“business day” means a day which is not a Saturday, Sunday or legal holiday in London, England.

(b)	“Cause” means:

(i)	the Consultant’s gross negligence in the performance of the Services;

(ii)	any material breach by the Consultant of any provision of this Agreement;

(iii)	the commission of an act of bankruptcy by the Consultant,

(iv)	the conviction of the Consultant for a criminal offence, other than a quasi-criminal offence; or

(v)	if the Consultant engages in any conduct that would, if the Consultant were an employee of the Company, result in the Company having the right to terminate the Consultant for just cause under applicable law, including common law;

(c)	“Compensation” means the compensation that the Company owes to the Consultant as specified in section 5 of this Agreement;

(d)	“Services” means the services described in section 4 of this Agreement and as otherwise agreed to by the parties in writing;

(e)	“Shares” means the common shares in the capital of the Company; and

(f)	“Term” means the period from November 1, 2021 to the date the Agreement terminates in accordance with section 8 of this Agreement.

2.	ENGAGEMENT

With retroactive effect from November 1, 2021, the Company hereby engages the Consultant and the Consultant hereby accepts to provide the Services to the Company for the Term. The Consultant will perform the Services in a professional and courteous manner, consistent with standard business practices within the Consultant’s industry. If the Company requests and the Consultant agrees to render additional services other than the Services required in accordance with the terms of this Agreement, the parties will enter into a separate agreement for such additional services with compensation and terms to be agreed upon between the parties.

3.	TERM

This Agreement will take effect from November 1, 2021 (the “Commencement Date”) and will continue indefinitely until either party terminates this Agreement pursuant to section 8.

4.	SCOPE OF SERVICES

The Consultant will provide the following Services to the Company for the Term:

(a)	Provide management and oversight for all Pasithea UK clinics

(b)	Aid in EU expansion

(c)	Commit up to 20 hours a week for these services

5.	COMPENSATION

As consideration for the Services, the Company will grant to the Consultant an annual salary of US$120,000 during the Term payable as follows:

(a)	$10,000 to be paid monthly in arrears on the last business day of each month in cash.

6.	VACATION

The Consultant is entitled to four weeks of vacation for each year during the Term.

REIMBURSEMENT

In addition to the Compensation, the Company will reimburse the Consultant for all reasonable out-of-pocket expenses incurred in connection with the Services within 15 days of the Consultant presenting the Company with receipts or other evidence satisfactory to the Company necessary to substantiate the Consultant’s approved expenses for which the Consultant is entitled to reimbursement, provided that such receipts or other evidence must be provided to the Company within 30 days of the date that such expenses were incurred.

TERMINATION

(a)	The Consultant may terminate this Agreement at any time upon providing 15 days’ notice in writing to the Company and or CEO.

(b)	The Company may terminate this Agreement upon the occurrence of any one of the following events:

(i)	at any time upon providing notice in writing to the Consultant; and

(ii)	at any time following an event or circumstance that constitutes Cause.

7.	ACTION ON TERMINATION

If this Agreement terminates:

(a)	the Company will promptly pay the Consultant all Compensation, expenses, and value-added taxes due to the Consultant up until the termination date;

(b)	the Consultant will return, or where requested by the Company, destroy any Confidential Information (as hereinafter defined) in the Consultant’s possession or control; and

(c)	the Consultant will return all keys, credit cards, computer equipment and any other property of the Company.

The Consultant acknowledges that, except as provided under section 10 of this Agreement, they will not be entitled to any notice of termination or any additional payments from the Company on termination of this Agreement.

8.	CONFIDENTIAL INFORMATION

The Consultant acknowledges that the Consultant will have access to confidential information (the “Confidential Information”) that is not generally known to the public or that would be reasonably considered confidential and proprietary to the Company and its customers, and includes but is not limited to:

(a)	information (including without limitation, names, preferences, financial information, addresses or telephone numbers) of any current or prospective customer, supplier, employee, user, affiliate, or business partner of the Company;

(b)	finances, contracts, customer lists, exploration and development prospects, financial and revenue projections, records, reports, statements, results, maps, charts, strategic plans, access codes, private keys, passwords, systems, quotes, pricing, systems, research data, data, product and process designs, financial and accounting information, projects, budgets, documentation, program files, flow charts, and operational procedures of the Company; and

(c)	the terms and conditions of any contracts or agreements entered into between the Consultant and the Company including, but not limited to this Agreement.

9.	CONFIDENTIALITY

During and after the Term, the Consultant will not thereafter divulge, publish, or otherwise reveal the Confidential Information to any person either directly or indirectly or through any person, firm, or corporation, except:

(a)	as required in the course of performing the Services and then only to employees or contractors of the Consultant on a need-to-know basis;

(b)	to professional consultants of the Consultant who are under a statutory duty or contractual obligation to keep confidential the Consultant’s business affairs;

(c)	as required by law, court order, court proceeding, or regulatory authority having jurisdiction over the matter; or

(d)	with the prior written consent of the Company.

then the Consultant will deliver those documents to the Company.

10.	NATURE OF THE RELATIONSHIP

The nature of the relationship created by this Agreement between the parties is intended to be a contract for services whereby the Consultant operates as an independent contractor and not as an employee. The Consultant acknowledges that because the Consultant is an independent contractor, the Company is not making any withholdings or deductions for its payment of the Compensation to account for income taxes, GST remittances, pension plan, employment insurance premiums, health care, or any other amounts that would otherwise be withheld from the pay of the Company’s employees. Such payments are the responsibility of the Consultant.

11.	INDEMNITY

The Consultant will indemnify and save harmless the Company from all actions, claims, and demands which are made in respect of any fees, assessments, levies, rates, taxes, or other charges made, demanded, assessed, or otherwise claimed by any provincial or federal government or other body of competent jurisdiction in respect of the Compensation paid to the Consultant under this Agreement.

12.	NOTICES

Any notice or other communication required to be given by any party pursuant to this Agreement must be in writing, given by (a) hand; (b) courier; with all fees and postage prepaid, addressed using the information specified below; or (c) the email address that party regularly uses to correspond with the other party, or any other information specified by that party in writing to the other party:

Any notice personally delivered or delivered by courier will be deemed to have been given by the sender and received by the addressee at the time of delivery. Any notice sent by e-mail will be deemed to have been given by the sender and received by the addressee on the first business day after it was transmitted.

13.	SEVERABILITY

If any part of this Agreement is held unenforceable, the validity of all remaining parts will not be affected.

14.	ENUREMENT

This Agreement will ensure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.

15.	COUNTERPARTS

This Agreement can be signed and delivered in counterparts by fax, email, or other digital or electronic methods, using electronic or traditional ‘pen-to-paper’ signatures. Each such counterpart will be deemed an original and any copy of this Agreement showing the respective signatures of the parties will also be deemed an original. If each party has signed a respective counterpart, then together those counterparts will be deemed a single document. Electronic and scanned signatures, for the purpose of this Agreement, will be deemed equivalent to original pen-to-paper signatures.

16.	GOVERNING LAW

This Agreement is to be governed by and construed in accordance with the laws of the United Kingdom applicable therein, without giving effect to any rule or principle of the conflict of laws that would apply the laws of any other jurisdiction.

17.	WAIVER

No provisions of this Agreement may be modified waived or discharged unless such waiver modification or discharge is agreed to in writing signed by the Consultant and the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with any condition or provision of this Agreement to be performed by such other party will be deemed a waiver of similar or dissimilar provisions or conditions at the same time or at any prior or subsequent time.

18.	ENTIRE AGREEMENT

No agreements or representations, oral or otherwise, expressed or implied with respect to the subject matter hereof have been made by either party which are not set forth expressly in the Agreement.

19.	FUTHER ASSURANCES

The parties will each do everything reasonably necessary to give full effect to this Agreement.

20.	ASSIGNMENT

This Agreement may not be assigned by the Consultant without the consent of the Company. The rights of the Company under this Agreement may, without the consent of the Consultant, be assigned by the Company to any person, firm, corporation, or other business entity which at any time, whether by purchase, merger, or otherwise, directly or indirectly, acquires all or material portions of the stock, assets or any line of business of the Company.

IN WITNESS WHEREOF the parties have caused this Agreement to be executed and delivered as of the day and year above first set forth.

PASITHEA THEREPEUTICS LIMITED.

Per:	/s/ Yassine Bendiabdallah	/s/ Tiago Reis Marques
	Authorized Signatory	Tiago Reis Marques, CEO
Yassine Bendiabdallah